UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

J.D. EDWARDS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	84-0728700
(State of incorporation or organization)	(IRS Employer Identification No.)

One Technology Way, Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class	Name and exchange on which
to be so registered	each class is to be registered

None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable. (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED STOCK PURCHASE RIGHTS

(Title of Class)

AMENDMENT NO. 2 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on November 15, 2001, as amended on June 11, 2003, related to our Preferred Stock Rights Agreement, as set forth below.

Item 1. Description of Company’s Securities to be Registered

On June 16, 2003, J.D. Edwards & Company (the “Company”) and Computershare Trust Company, Inc. (the “Rights Agent”) executed an amendment (the “Amendment”) to the Preferred Stock Rights Agreement dated as of October 22, 2001, as amended by the First Amendment to the Preferred Stock Rights Agreement dated as of June 1, 2003, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

On June 16, 2003, the Company entered into an Amended and Restated Agreement and Plan of Merger and Reorganization (the “Amended Agreement”) among the Company, PeopleSoft, Inc., a Delaware corporation (“PeopleSoft”), and Jersey Acquisition Corporation, a wholly owned subsidiary of PeopleSoft (“Merger Sub”), pursuant to which PeopleSoft or Merger Sub shall commence a tender offer to purchase all of the issued and outstanding common stock of the Company (the “Offer”), to be followed by a merger of Merger Sub with and into the Company and a merger of the Company with and into PeopleSoft, upon the terms and subject to the conditions of the Amended Agreement. In connection with the Amended Agreement and other related transactions contemplated thereby, the Amendment amends the Rights Agreement to exempt the Offer, the Amended Agreement, the Company Voting Agreements and the other transactions specifically contemplated thereby from the application of the Rights Agreement.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is attached hereto as Exhibit 4.3, and the Rights Agreement, including the form of the Rights Certificate, are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

4.1	Preferred Stock Rights Agreement, dated as of October 22, 2001, between J.D. Edwards & Company and Computershare Trust Company, Inc. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on November 15, 2001.)

4.2	First Amendment to the Preferred Stock Rights Agreement, dated as of June 1, 2003, between J.D. Edwards & Company and Computershare Trust Company, Inc. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on June 11, 2003.)

4.3	Second Amendment to the Preferred Stock Rights Agreement, dated as of June 16, 2003, between J.D. Edwards & Company and Computershare Trust Company, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement (No. 000-23091) to be signed on its behalf by the undersigned, thereunto duly authorized.

J.D. EDWARDS & COMPANY

By:	/s/ RICHARD G. SNOW, JR.
Name:	Richard G. Snow, Jr.
Title:	Vice President, General Counsel and
Secretary

Dated: June 30, 2003